Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Intevac, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share – reserved for issuance pursuant to the 2022 Inducement Equity Incentive Plan	Other(2)	1,200,000	$5.11(2)	$6,132,000	.0000927	$568

Total Offering Amounts					$6,132,000		$568

Total Fee Offsets							—

Net Fee Due							$568

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $5.11 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on February 14, 2022.